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Exhibit 4.13

QWEST COMMUNICATIONS INTERNATIONAL INC.,
Issuer

QWEST SERVICES CORPORATION,
Guarantor

QWEST CAPITAL FUNDING, INC.
Guarantor

And

DEUTSCHE BANK TRUST COMPANY AMERICAS,
Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of December 26, 2002

7.50% Senior Notes Due 2008

FIRST SUPPLEMENTAL INDENTURE

        This FIRST SUPPLEMENTAL INDENTURE, dated as of December 26, 2002 (the "Supplemental Indenture"), is by and between:

        QWEST COMMUNICATION INTERNATIONAL INC., a corporation duly organized and existing under the laws of the State of Delaware (the "Company");

        QWEST SERVICES CORPORATION, a corporation duly organized and existing under the laws of the State of Colorado ("QSC");

        QWEST CAPITAL FUNDING, INC., a corporation duly organized and existing under the laws of the State of Colorado, ("QCF"); and

        DEUTSCHE BANK TRUST COMPANY AMERICAS (formerly known as Bankers Trust Company), a banking corporation organized under the laws of the State of New York, as trustee (in such capacity, together with it successors in such capacity, the "Trustee").

PRELIMINARY STATEMENT

        The Company and the Trustee are parties to that certain Indenture dated as of November 4, 1998 (the "Indenture") pursuant to which the following notes (the "Notes") are issued and outstanding: 7.50% Senior Notes due 2008 and 7.50% Series B Senior Notes due 2008.

        QSC has entered into that certain Indenture, dated as of the date hereof, by and among QSC, the Guarantors named therein, including QCF, and Bank One Trust Company, N.A., as trustee (the "New QSC Indenture"), pursuant to which the following notes will be issued on the date hereof: (i) 13% Senior Subordinated Secured Notes due 2007, Series A, (ii) 13 1/2% Senior Subordinated Secured Notes due 2010, Series A, and (iii) 14% Senior Subordinated Secured Notes due 2014, Series A (all such notes and any additional notes that may be issued under the New Indenture, collectively referred to as the "New QSC Notes").

        The New QSC Indenture provides that QSC shall issue the New QSC Notes and such notes shall be guaranteed by the Company and QCF. Due to issuance of the New QSC Notes and the guarantees thereto and pursuant to Section 10.16 of the Indenture, the Company is required to simultaneously execute and deliver a supplemental indenture to the Indenture providing for a guarantee of the Notes by QSC and QCF.

        The Company and the Trustee desire to modify and amend the Indenture to the extent and as set forth in this Supplemental Indenture.

        The Company and the Trustee are duly authorized pursuant to Section 9.01 of the Indenture to execute and deliver this Supplemental Indenture and to modify and amend the Indenture as provided herein.

        All things necessary to make this Supplemental Indenture a valid agreement of each of the Company, QSC, QCF and the Trustee in accordance with its terms have been done.

ARTICLE 1
AMENDMENTS TO INDENTURE

        Section 1.1 Addition of Definitions to Section 1.01. Section 1.01 of the Indenture is hereby amended by inserting the following definition, which shall be inserted in alphabetical order:

        "Note Guarantee" means, in respect of any Guarantor, the unconditional guarantee by such Guarantor of the Company's Obligations under the Notes.

        Section 1.2 Addition of Article Thirteen to Indenture. The Indenture is hereby amended by inserting Article Thirteen with the following language:

ARTICLE THIRTEEN

NOTES GUARANTEES

        SECTION 13.01 Notes Guarantees. Each Guarantor hereby jointly and severally unconditionally and irrevocably guarantees as a primary obligor and not merely as a surety, to each Holder and to the Trustee and its successors and assigns (a) the full and punctual payment of principal of, premium, if any, and interest, on the Securities when due, whether at maturity, by acceleration, by redemption or otherwise, subject to any applicable grace period, and all other monetary obligations of the Company under this Indenture (including obligations to the Trustee) and the Securities and (b) the full and punctual performance within applicable grace periods of all other Obligations of the Company whether for expenses, indemnification or otherwise under this Indenture and the Securities (all of the foregoing being hereinafter collectively called the "Guaranteed Obligations"). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from each such Guarantor, and that each such Guarantor shall remain bound under this Article Thirteen notwithstanding any extension or renewal of any Guaranteed Obligation.

        Each Guarantor waives presentation to, demand of, payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Securities or the Guaranteed Obligations. The obligations of each Guarantor hereunder shall not be affected by (a) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under this Indenture, the Securities or any other agreement or otherwise; (b) any extension or renewal of any Guaranteed Obligations; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Securities or any other agreement; (d) the release of any security held by any Holder or the Trustee for the Guaranteed Obligations or any of them; (e) the failure of any Holder or Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (f) any change in the ownership of such Guarantor.

        Each Guarantor further agrees that its Note Guarantee herein constitutes a Guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.

        The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Securities or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of any Guarantor as a matter of law or equity.

        Each Guarantor further agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Company or otherwise.

        In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay the principal of or interest or premium, if any, on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (i) the unpaid principal amount of such Guaranteed Obligations, (ii) accrued and unpaid interest, premium, if any, on such Guaranteed Obligations (but only to the extent not prohibited by law) and (iii) all other monetary Guaranteed Obligations of the Company to the Holders and the Trustee.

        Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations. Each Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article Five for the purposes of any Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article Five, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of this Section.

        Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys' fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section.

        SECTION 13.02 Limitation on Liability; Release. Any term or provision of this Indenture to the contrary notwithstanding, the maximum, aggregate amount of the obligations guaranteed hereunder by any Guarantor shall not exceed the maximum amount that can be guaranteed without rendering this Indenture, as it relates to any Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

        SECTION 13.03 Successors and Assigns. This Article Thirteen shall be binding upon each Guarantor and its successors and assigns and shall ensure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Securities shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

        SECTION 13.04 No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article Thirteen shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article Thirteen at law, in equity, by statute or otherwise.

        SECTION 13.05. Modification. No modification, amendment or waiver of any provision of this Article Thirteen, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstances.

        SECTION 13.06. Evidence of Guarantee. To evidence their guarantees to the Holders set forth in this Article Thirteen, each of the Guarantors hereby agrees to execute the notation of Note Guarantee in substantially the form included in Exhibit A. Each such notation of Note Guarantee shall be signed on behalf of each Guarantor by an Officer.

        Each Guarantor hereby agrees that its Note Guarantee set forth in Section 13.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

        If an Officer whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee shall be valid nevertheless.

ARTICLE 2
MISCELLANEOUS

        Section 2.1 Definitions. Capitalized terms used and not otherwise defined in this Supplemental Indenture shall have the meaning ascribed thereto in the Indenture.

        Section 2.2 Indenture in Full Force and Effect. Except to the extent expressly modified or amended by this Supplemental Indenture, the Indenture and all of its covenants, agreements and other provisions remain in full force and effect, and are unchanged by this Supplemental Indenture.

        Section 2.3 Effect of Heading. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

        Section 2.4 Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Company, QSC and QCF shall bind their respective successors and assigns, whether so expressed or not.

        Section 2.5 Separability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        Section 2.6 Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder, and the Noteholders, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture or the Indenture.

        Section 2.7 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

        IN WITNESS WHEREOF, we have set our hands on this Supplemental Indenture as of the 26th day of December 2002.

QWEST COMMUNICATIONS INTERNATIONAL INC., as Issuer
By:	Name: Title:
QWEST SERVICES CORPORATION, as Guarantor
By:	Name: Title:
QWEST CAPITAL FUNDING, INC., as Guarantor
By:	Name: Title:
DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee
By:	Name: Title:

S-1

Exhibit A

Form of Note Guarantee

A-1

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FIRST SUPPLEMENTAL INDENTURE